AMENDED AND RESTATED
                                CREDIT AGREEMENT
                          dated as of February 17, 2000
                                      among
                             Cluett American Corp.,
                        Vestar Capital Partners III, L.P.
                                       and
                             BANK OF AMERICA, N. A.



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i


                                TABLE OF CONTENTS

SECTION 1  DEFINITIONS                                                  1
           -----------
         1.1      Definitions.      1
         1.2      Computation of Time Periods.                          7
SECTION 2  CREDIT FACILITIES                                            7
         2.1      Loans    7
         2.2      Letter of Credit Facility.
SECTION 3  OTHER PROVISIONS RELATING TO CREDIT FACILITIES               11
           ----------------------------------------------
         3.1      Default Rate.                                         11
         3.2      Extension and Conversion.                             11
         3.3      Prepayments.                                          11
         3.4      Termination and Reduction of Commitment.              12
         3.5      Fees.                                                 12
         3.6      Capital Adequacy.                                     13
         3.7      Limitation on Eurodollar Loans.                       13
         3.8      Illegality.                                           14
         3.9      Requirements of Law.                                  14
         3.10     Treatment of Affected Loans.                          15
         3.11     Taxes.                                                15
         3.12     Compensation.                                         16
         3.13     Payments, Computations, Etc.                          16
         3.14     Evidence of Debt.                                     17
SECTION 4  GUARANTY                                                     17
           --------
         4.1      The Guaranty.                                         17
         4.2      Obligations Unconditional.                            17
         4.3      Reinstatement.                                        18
         4.4      Certain Additional Waivers.                           18
         4.5      Remedies.                                             18
         4.6      Guarantee of Payment; Continuing Guarantee.           19
         4.7      Deposit of Capital Call Notices.                      19
SECTION 5  CONDITIONS                                                   19
           ----------
         5.1      Closing Conditions.                                   19
         5.2      Conditions to all Extensions of Credit.
SECTION 6  REPRESENTATIONS AND WARRANTIES                               20
           ------------------------------
         6.1      Existence and Power.                                  20
         6.2      Authorization.                                        21
         6.3      No Conflicts.                                         21
         6.4      Consents.                                             22
         6.5      Enforceable Obligations.                              22
         6.6      Permitted Investment.                                 22
         6.7      Venture Capital Operating Company.                    22
         6.8      Deposited Notices.                                    22
         6.9      Limitations on Actions.                               23
SECTION 7  AFFIRMATIVE COVENANTS                                        23
           ---------------------
         7.1      Outstanding Subscriptions.                            23
         7.2      General Partner.                                      23
         7.3      Plan Assets, etc.                                     23
         7.4      Receipt of the Funds Pursuant to the Deposited Notices23
SECTION 8  NEGATIVE COVENANTS                                           23
           ------------------
         8.1      Limitations on Actions.                               23
SECTION 9  EVENTS OF DEFAULT                                            24
           -----------------
         9.1      Events of Default.                                    24
         9.2      Acceleration; Remedies.                               25
         9.3      Cash Collateral Account.                              25
         9.4      Allocation of Fund Payments.                          26
         9.5      Receipt of Funds Pursuant to the Deposited Notices.   26
SECTION 10  MISCELLANEOUS                                               26
            -------------
         10.1     Notices.                                              26
         10.2     Right of Set-Off; Adjustments.                        28
         10.3     Benefit of Agreement.                                 29
         10.4     No Waiver; Remedies Cumulative.                       29
         10.5     Expenses; Indemnification.                            29
         10.6     Amendments, Waivers and Consents.                     30
         10.7     Counterparts.                                         30
         10.8     Headings.                                             30
         10.9     Survival.                                             30
         10.10    Governing Law; Submission to Jurisdiction; Venue.     30
         10.11    Severability.                                         31
         10.12    Entirety.                                             31
         10.13    Binding Effect; Termination.                          31
         10.14    Limitation on Recourse to the Fund.                   31
         10.15    Confidentiality.                                      32


                                    EXHIBITS

Exhibit A                  Form of Capital Call Notice
Exhibit 2.1(b)(i)          Form of Notice of Borrowing
Exhibit 3.2                Form of Notice of Extension/Conversion
Exhibit 5.1(d)             Form of Officer's Certificate

                      AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 17, 2000 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), is by and among Cluett American Corp., a Delaware corporation (the "Borrower"), Vestar Capital Partners III, L.P., a Delaware limited partnership (the "Fund"), and BANK OF AMERICA, N. A. (the "Bank"). ---- ---- W I T N E S S E T H

         WHEREAS, the Borrower, the Fund and the Bank are parties to that certain Credit Agreement dated as of November 9, 1999 (the "Existing Credit Agreement"); and

         WHEREAS, the Borrower, the Fund and the Bank have agreed to amend and restate the Existing Credit Agreement as set forth herein;

         NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    SECTION 1

                                   DEFINITIONS

1.1  Definitions.

         As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

                "Adjusted Base Rate" means the Base Rate plus 0.50%.
                  ------------------                      ----

                "Adjusted Eurodollar Rate" means the Eurodollar Rate plus 1.50%.
                  ------------------------                ----

                  "Affiliate" means, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or (ii) directly or indirectly owning or holding ten percent (10%) or more of the Voting Equity Interests in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Applicable Lending Office" means the office of the Bank (or of an Affiliate of the Bank) as the Bank may from time to time specify to the Borrower by written notice as the office by which its Eurodollar Loans are made and maintained.

                  "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                  "Bank" shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

                  "Bankruptcy Code" means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

                  "Bankruptcy Event" means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

                  "Base Rate" means, for any day, the rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

                  "Base Rate Loan" means any Loan bearing interest at a rate determined by reference to the Base Rate.

                  "Borrower" shall have the meaning assigned to such term in the heading hereof, together with any permitted successors or assigns.

                  "Borrower Obligations" means, without duplication, all of the obligations of the Borrower to the Bank, whenever arising, under this Credit Agreement (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to the Borrower, regardless of whether such interest is an allowed claim under the Bankruptcy Code).

                  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in London, England.

                  "Capital Call Notice" means a capital call notice satisfying the requirements of Section 3.1 of the Partnership Agreement and substantially in the form of Exhibit A attached hereto.

                  "Cash Collateral Account" shall have the meaning assigned to such term in Section 9.3.

                  "Cash Equivalents" shall have the meaning assigned to such term in the Existing Credit Agreement.

                  "Closing Date" means the date hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

                  "Commitment" means the commitment of the Bank in an aggregate principal amount at any time outstanding of up to the Committed Amount, to make Loans to the Borrower in accordance with the provisions of
         Section 2.1(a) and issue Letters of Credit for the account of the Borrower in accordance with the provisions of Section 2.2(a).

                  "Committed Amount" shall have the meaning assigned to such term in Section 2.1(a).

                  "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan from one Interest Period to the next Interest Period.

                  "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Section 3.2 or Sections 3.7 through 3.10, inclusive, of a Base Rate Loan into a Eurodollar Loan.

                  "Default" means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

                  "Deposited Notices" means a collective reference to the Capital Call Notices delivered by the Fund to the Bank pursuant to
         Section 5.1(b) and maintained on deposit with the Bank as contemplated by Section 4.7.

                  "Dollars" and "$" means dollars in lawful currency of the United States of America.

                  "Equity Interest" means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and
         (iv) in the case of a limited liability company, membership interests.

                  "Eurodollar Loan" means any Loan that bears interest at a rate based upon the Eurodollar Rate.

                  "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient obtained by dividing (a) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (b) 1 minus the Eurodollar Reserve Requirement for such Eurodollar Loan for such Interest Period.

                  "Eurodollar Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D of such Board). Without limiting the effect of the foregoing, the Eurodollar Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Requirement.

                  "Event of Default" shall have the meaning assigned to such term in Section 9.1.

                  "Existing Credit Agreement" means the Credit Agreement, dated as of May 18, 1998, among Cluett American Corp., as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as agent for such lenders, as amended, modified, restated or supplemented from time to time.

                  "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and
         (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank (in its individual capacity) on such day on such transactions as determined by the Bank.

                  "Fund" shall have the meaning assigned to such term in the heading hereof.

                  "GAAP" means generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board and the rules and regulations of the Securities and Exchange Commission which are applicable as of the date of determination.

         "General Partner" means Vestar Associates III, L.P., a Delaware limited partnership, as general partner of the Fund.

                  "Governmental Authority" means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

                  "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

                  "Hedging   Agreements"  means  any  interest  rate  protection
         agreement or foreign currency exchange agreement.

                  "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guaranty Obligations of such Person, (h) the principal portion of all obligations of such Person under any lease by that Person as lessee which, in accordance with GAAP, should be accounted for as a capital lease on the balance sheet of such Person, (i) all obligations of such Person under Hedging Agreements, (j) the maximum amount of all standby letters of credit issued or bankers' acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed),
         (k) all preferred Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, mandatory redemption or other acceleration (other than as a result of any event or condition that does not in fact result in a redemption of such preferred Equity Interests) prior to the Maturity Date, (l) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease for accounting purposes and (m) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefor.

                  "Interbank Offered Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Interbank Offered Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

                  "Interest Payment Date" means (a) as to Base Rate Loans, the last Business Day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the date three months from the beginning of the Interest Period and each three months thereafter.

                  "Interest Period" means, as to Eurodollar Loans, a period of one, two, three or six months' duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions thereof); provided, however, (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day),
         (b) no Interest Period shall extend beyond the Maturity Date and (c) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

                  "Letter of Credit" means any letter of credit issued by the Bank for the account of the Borrower in accordance with the terms of
         Section 2.2.

                  "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

                  "Limited Partners" means the limited partners of the Fund.

                  "Loans"  shall  have  the  meaning  assigned  to such  term in
         Section 2.1(a). The term "Loan" shall also mean a portion of any Loan bearing interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan.

                  "LOC Committed Amount" shall have the meaning assigned to such term in Section 2.2(a).

                  "LOC Documents" means, with respect to any Letter of Credit, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

                  "LOC Obligations" means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Bank but not theretofore reimbursed by the Borrower.

                  "Material  Adverse Effect" means a material  adverse effect on
         (i) the condition (financial or otherwise), operations, business, assets, liabilities or results of operations of the Fund, (ii) the ability of the Fund to perform any material obligation under this Credit Agreement or (iii) the rights and remedies of the Bank under this CreditAgreement.

                  "Maturity Date" means December 31, 2001.
                   -------------

                  "Notice of Borrowing" means a written notice of borrowing in substantially the form of Exhibit 2.1(b)(i), as required by Section 2.1(b)(i).

                  "Notice of Extension/Conversion" means the written notice of extension or conversion in substantially the form of Exhibit 3.2, as required by Section 3.2.

                  "Obligations" means, with respect to the Fund, all Indebtedness, all other obligations that would be reflected as liabilities on a balance sheet of the Fund and the purchase price that the Fund (directly or indirectly, including, but not limited to, through any Subsidiary of the Fund) or the General Partner has agreed, pursuant to a binding contract, to pay for any investment or acquisition that has not yet closed. The Obligations of the Fund at any time shall include the payment obligations of the Fund under Section 4 of this Credit Agreement.

                  "Other Taxes" shall have the meaning  assigned to such term in
         Section 3.11(b).

                  "Partners" means a collective reference to the General Partner and the Limited Partners.

                  "Partnership Agreement" means that certain limited partnership agreement, dated as of November 22, 1996, among the General Partner and the individuals and entities party thereto, as limited partners.

                  "Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

                  "Plan Asset Regulations" means the plan asset regulations of the Department of Labor, 29 CFR ss. 2510.3-101 et seq., as amended, and the advisory opinions and rulings issued thereunder.

                  "Prime Rate" means the per annum rate of interest established from time to time by the Bank as its prime rate, which rate may not be the lowest rate of interest charged by the Bank to its customers.

                  "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                  "Remaining Capital Commitment Balance" means, with respect to any Limited Partner at any time, an amount equal to the total remaining amount of capital contributions that such Limited Partner is obligated at such time to make to the Fund pursuant to the terms of the Partnership Agreement.

                  "Subsidiary" means, as to any Person at any time, (a) any corporation more than 50% of whose Equity Interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at such time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries owns at such time more than 50% of the Equity Interests.

                 "Taxes"  shall  have  the  meaning  assigned  to such  term in
         Section 3.11.

                  "Unused  Fee" shall have the meaning  assigned to such term in
         Section 3.5.

                  "Unused Committed Amount" means, for any period, the amount by which (a) the then applicable Committed Amount exceeds (b) the daily average sum for such period of (i) the outstanding aggregate principal amount of all Loans plus (ii) the outstanding aggregate principal amount of all LOC Obligations.

                  "Unused  Fee  Calculation   Period"  shall  have  the  meaning
         assigned to such term in Section 3.5.

                  "Voting Equity Interests" means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2  Computation of Time Periods.

         For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                                    SECTION 2

                                CREDIT FACILITIES

2.1  Loans.

                  (a) Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, the Bank agrees to make available to the Borrower revolving credit loans requested by the Borrower in Dollars ("Loans") from time to time from the Closing Date until the Maturity Date, or such earlier date as the Commitment shall have been terminated as provided herein; provided, however, that the sum of the aggregate principal amount of outstanding Loans shall not exceed SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 3.4, the "Committed Amount"). Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request; provided, however, that no more than 5 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period). Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

                  (b)      Loan Borrowings.
                           ---------------

                           (i) Notice of Borrowing. The Borrower shall request a
                  Loan borrowing by written notice (or telephonic notice promptly confirmed in writing) to the Bank (a "Notice of Borrowing") not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans. Each Notice of Borrowing shall be irrevocable and shall specify (A) that a Loan is requested,
                  (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Period(s) therefor. Each Notice of Borrowing shall be acknowledged in writing by the Fund. If the Borrower shall fail to specify in any such Notice of Borrowing (I) an applicable Interest Period in the case of a Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or
                  (II) the type of Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan hereunder.

                            (ii) Minimum Amounts. Each Eurodollar  Loan or  Base
                  Rate Loan that is a Loan shall be in integral multiples of $100,000 (or the remaining amount of the Committed Amount, if less).

                           (iii) Advances. The Bank will make each Loan borrowing available to the Borrower by crediting the account of the Borrower on the books of the Bank by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Borrower.

                    (c)Repayment. The Borrower hereby promises to pay to the order of the Bank, on the Maturity Date (unless accelerated sooner pursuant to Section 9.2), the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) or, if less than such principal amount, the aggregate unpaid
                    principal  amount  of  all  Loans  then   outstanding.

                   (d) Interest. Subject to the provisions of Section 3.1,

                           (i) Base Rate  Loans.  During  such  periods as Loans
                  shall be comprised in whole or in part of Base Rate Loans, such Base Rate Loans shall bear interest at a per annum rate equal to the Adjusted Base Rate.

                           (ii) Eurodollar  Loans.  During such periods as Loans
                  shall be comprised in whole or in part of Eurodollar Loans, such Eurodollar Loans shall bear interest at a per annum rate equal to the Adjusted Eurodollar Rate.

         The Borrower hereby promises to pay in arrears to the order of the Bank, on each Interest Payment Date (or at such other times as may be specified herein), accrued interest on the Loans.

2.2  Letter of Credit Facility.

                  (a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Bank may reasonably require and in reliance upon the representations and warranties set forth herein, the Bank agrees to issue standby and trade Letters of Credit in Dollars from time to time from the Closing Date until the date five (5) days prior to the Maturity Date as the Borrower may request, in a form acceptable to the Bank; provided, however, that (i) the LOC Obligations outstanding shall not at any time exceed SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000) (the "LOC Committed Amount") and (ii) the sum of the aggregate principal amount of outstanding Loans plus LOC Obligations outstanding shall not at any time exceed the Committed Amount. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Maturity Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry dates of each Letter of Credit shall be a Business Day.

                  (b) Notice. The request for the issuance of a Letter of Credit shall be submitted by the Borrower to the Bank at least three (3) Business Days prior to the requested date of issuance.

                  (c) Reimbursement. In the event of any drawing under any Letter of Credit, the Bank will promptly notify the Borrower. Unless the Borrower shall immediately notify the Bank that the Borrower intends to otherwise reimburse the Bank for such drawing, the Borrower shall be deemed to have requested that the Bank make a Loan in the amount of the drawing as provided in subsection (d) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrower promises to reimburse the Bank on the day on which the Bank notifies the Borrower of a drawing under any Letter of Credit (either with the proceeds of a Loan obtained hereunder or otherwise) in same day funds provided such notice is received by the Borrower from the Bank on or before 2:00 P.M.(Charlotte, North Carolina time) (otherwise such payment shall be made on or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received). The unreimbursed amount of any drawing under a Letter of Credit shall bear interest at a per annum rate equal to (i) for the first two (2) Business Days following the date of the related drawing, the Adjusted Base Rate and (ii) thereafter, the Adjusted Base Rate plus 2%. The Borrower's reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Bank, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

                  (d) Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Loan advance to reimburse a drawing under a Letter of Credit, a Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(b)(i) with respect thereto) shall be immediately made to the Borrower by the Bank.

                  (e) Designation of a Subsidiary as an Account Party. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Borrower, provided that notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower's reimbursement obligations hereunder with respect to such Letter of Credit.

                  (f) Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

                  (g) Uniform Customs and Practices. The Bank may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the "UCP") or the International Standby Practices 1998 (the "ISP98"), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

                  (h)      Indemnification; Nature of Bank's Duties.
                           ----------------------------------------

                           (i) In addition to its other  obligations  under this
                  Section 2.2, the Borrower hereby agrees to pay, and protect, indemnify and save the Bank harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called "Government Acts").

                           (ii) As between the Borrower and the Bank, the Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Bank shall not be responsible: (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Bank's rights or powers hereunder.

                           (iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the Bank under any resulting liability to the Borrower or the Fund. It is the intention of the parties that this Credit
                  Agreement shall be construed and applied to protect and indemnify the Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower, including, without limitation, any and all Government Acts. The Bank shall not, in any way, be liable for any failure by it or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Bank.

                           (iv) Nothing in this subsection (h) is intended to limit the reimbursement obligations of the Borrower contained in subsection (c) above. The obligations of the Borrower under this subsection (h) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Bank to enforce any right, power or benefit under this Credit Agreement.

                           (v) Notwithstanding anything to the contrary contained in this subsection (h), the Borrower shall have no obligation to indemnify the Bank in respect of any liability incurred by the Bank (A) arising out of the gross negligence or willful misconduct of the Bank, or (B) caused by the Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, unless such payment is prohibited by any Government Act.

                  (i) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

                                                                   SECTION 3

                           OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1  Default Rate.

         Upon the occurrence, and during the continuance, of default in the payment of any amount hereunder, such overdue amount shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Adjusted Base Rate plus 2%).

3.2  Extension and Conversion.

         The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans or extended as Eurodollar Loans for new Interest Periods only on the last day of the Interest Period applicable thereto unless the Borrower makes payment of any amounts payable pursuant to Section 3.12 in connection with such conversion or extension, (ii) no Eurodollar Loan may be extended and no Base Rate Loan may be converted into Eurodollar Loans when any Default or Event of Default is in existence and the Bank has determined that such conversion or extension is not appropriate, (iii) Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" set forth in
Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii), (iv) no more than 5 Eurodollar Loans shall be outstanding hereunder at any time (it being understood that, for purposes hereof, Eurodollar Loans with different Interest Periods shall be considered as separate Eurodollar Loans, even if they begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new Eurodollar Loan with a single Interest Period), and (v) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Bank specified in specified in Section 10.1, or at such other office as the Bank may designate in writing, prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall be irrevocable. In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.

3.3  Prepayments.

                  (a)      Voluntary Prepayments.    The Borrower shall have the
         right to prepay  Loans in whole or in part from time to time.

                  (b)      Mandatory Prepayments.
                           ---------------------

                           (i) Committed Amount.If,  at any time, the sum of the
                  aggregate principal amount of outstanding Loans plus LOC Obligations outstanding shall exceed the Committed Amount, the Borrower hereby promises to prepay the Loans immediately and (after all Loans and have been repaid) cash collateralize the LOC Obligations in an amount sufficient to eliminate such excess.

                           (ii) Other.  Notwithstanding  any  provision  of this
                  Credit Agreement to the contrary, the Borrower hereby promises to prepay each Loan on or before the date 30 days after such Loan is advanced by the Bank; provided that each of the parties hereto agrees that the Fund may, in its sole discretion, waive the obligation of the Borrower under this
                  Section 3.3(b)(ii) with respect to any Loan.

                  (c) Generally. All prepayments under this Section 3.3(a) shall be subject to Section 3.12, but otherwise without premium or penalty, and be accompanied by interest on the principal amount prepaid through the date of prepayment.

3.4  Termination and Reduction of Commitment.

                  (a) Voluntary Reductions. The Borrower may from time to time permanently reduce or terminate the Committed Amount in whole or in part in integral multiples of $100,000 (or, if less, the full remaining amount of the then applicable Committed Amount) upon five Business Days' prior written notice to the Bank; provided, however, no such termination or reduction shall be made which would cause the aggregate principal amount of outstanding Loans plus LOC Obligations outstanding to exceed the Committed Amount unless, concurrently with such termination or reduction, the Loans are repaid to the extent necessary to eliminate such excess.

                  (b)      Maturity  Date.   The  Commitment  of the  Bank shall
         automatically terminate on the Maturity Date.
                           -------------

                  (c) General. The Borrower shall pay to the Bank in accordance with the terms of Section 3.5, on the date of each termination or reduction of the Committed Amount, the Unused Fee accrued through the date of such termination or reduction on the amount of the Committed Amount so terminated or reduced.

3.5  Fees.

                  (a) Unused Fee. In consideration of the Commitment of the Bank hereunder, the Borrower hereby promises to pay to the Bank a fee (the "Unused Fee") on the Unused Committed Amount computed at a per annum rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) at a rate equal to 50 basis points. The Unused Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last business day of each March, June, September and December (and any date that the Committed Amount is reduced as provided in Section 3.4(a) and the Maturity Date) for the immediately preceding quarter (or portion thereof) (each such quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

                  (b)      Letter of Credit Fees.
                           ---------------------

                           (i) Standby Letter of Credit Issuance Fee. In consideration of the issuance of standby Letters of Credit hereunder, the Borrower promises to pay to the Bank a fee of 3.0% per annum on the average daily maximum amount available to be drawn under each such standby Letter of Credit computed for each day from the date of issuance to the date of expiration; such fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December and the Maturity Date for the immediately preceding quarter (or a portion thereof).

                           (ii)  Trade   Letter  of  Credit   Drawing   Fee.  In
                  consideration of the issuance of trade Letters of Credit hereunder, the Borrower promises to pay to the Bank a fee of 1.5% per annum on the average daily maximum amount available to be drawn under each such trade Letter of Credit computed for each day from the date of issuance to the date of expiration; such fee will be payable quarterly in arrears on the last Business Day of each March, June, September and December and the Maturity Date for the immediately preceding quarter (or a portion thereof).

                           (iii) Fronting Fees, etc. In addition to the fees payable pursuant to clauses (i) and (ii) above, the Borrower promises to pay to the Bank (i) a letter of credit fronting fee of 0.125% per annum on the average daily maximum amount available to be drawn under each Letter of Credit computed for each day from the date of issuance to the date of expiration (which fronting fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and the Maturity Date for the immediately preceding quarter (or a portion thereof)) and (ii) the customary charges from time to time of the Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.

3.6  Capital Adequacy.

         If the Bank has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then, upon notice from the Bank to the Borrower setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrower shall be obligated to pay to the Bank such additional amount or amounts as will compensate the Bank for such reduction. Each determination by the Bank of amounts owing under this Section shall, absent demonstrable error, be conclusive and binding on the parties hereto.

3.7  Limitation on Eurodollar Loans.

         If on or prior to the first day of any Interest Period for any Eurodollar Loan:

                  (a) the Bank determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

                  (b) the Bank determines (which determination shall be conclusive) that the Eurodollar Rate will not adequately and fairly reflect the cost to the Bank of funding Eurodollar Loans for such Interest Period;

then the Bank shall give the Borrower prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans, or Convert Base Rate
Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Credit Agreement. The Bank will promptly withdraw any determination pursuant to this Section 3.7 as soon as circumstances allow.

3.8  Illegality.

         Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for the Bank or its Applicable Lending Office to make, maintain or fund Eurodollar Loans hereunder, then the Bank shall promptly notify the Borrower thereof and the Bank's obligation to make, Convert into, Continue or maintain Eurodollar Loans shall be suspended until such time as the Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9  Requirements of Law.

         If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

                  (i) shall subject the Bank (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Loans or its obligation to make Loans, or change the basis of taxation of any amounts payable to the Bank (or its Applicable Lending Office) under this Credit Agreement in respect of any Loans (other than Taxes defined in Section 3.11(a) and taxes imposed on the overall net income of the Bank by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

                  (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Eurodollar Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitment of the Bank hereunder; or

                  (iii) shall impose on the Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting this Credit Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase, by an amount deemed by the Bank (or its Applicable Lending Office) to be material, the cost to the Bank (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Credit Agreement, then the Borrower shall pay to the Bank on demand such amount or amounts as will compensate the Bank for such increased cost or reduction. If the Bank requests compensation by the Borrower under this Section 3.9, the Borrower may, by notice to the Bank, suspend the obligation of the Bank to make, Convert into, Continue or maintain the affected Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of the Bank to receive the compensation so requested. The Bank shall promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this
Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Bank, be otherwise disadvantageous to it. If the Bank claims compensation under this Section 3.9, it shall furnish to the Borrower a statement setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

3.10  Treatment of Affected Loans.

         If the obligation of the Bank to make, Convert into, Continue or maintain Eurodollar Loans shall be suspended pursuant to Section 3.8 or 3.9 hereof, the Bank's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 3.8 hereof, on such earlier date required by law as the Bank may specify to the Borrower) and, unless and until the Bank gives notice as provided below that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

                  (a) to the extent that the Bank's Eurodollar Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to the Bank's Eurodollar Loans shall be applied instead to its Base Rate Loans; and

                  (b) all Loans that would otherwise be made or Continued by the Bank as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of the Bank that would otherwise be Converted into Eurodollar Loans shall remain as Base Rate Loans.

3.11  Taxes.

                  (a) Any and all payments by the Borrower to or for the account of the Bank hereunder shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Bank as a result of a present or former connection between it and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Credit Agreement to the Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions for Taxes applicable to additional sums payable under this
         Section 3.11) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Bank, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof. Notwithstanding the foregoing, no additional sums shall be payable pursuant to Section 3.11(a)(i) or 3.11(c) with respect to Taxes unless imposed as a result of a change in treaty, law or regulation.

                  (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or from the execution or delivery of, or otherwise with respect to, this Credit Agreement (hereinafter referred to as "Other Taxes").

                  (c) The Borrower agrees to indemnify the Bank for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.11) paid by the Bank and any liability for penalties, interest, and expenses arising therefrom or with respect thereto.

                  (d) If the Borrower is required to pay additional amounts to or for the account of the Bank pursuant to this Section 3.11, then the Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of the Bank, is not otherwise materially disadvantageous to the Bank.

                  (e) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Bank the original or a certified copy of a receipt evidencing such payment.

                  (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.11 shall survive the repayment of the Loans, LOC Obligations and other obligations under this Credit Agreement and the termination of the Commitment hereunder.

                  (g) If the Bank receives a refund with respect to Taxes paid by the Borrower, which in the good faith judgment of the Bank is allocable to such payment, the Bank shall promptly pay such refund, together with any other amounts paid by the Borrower in connection with such refunded Taxes, to the Borrower, net of all out-of-pocket expenses of the Bank incurred in obtaining such refund, provided, however, that the Borrower agrees to promptly return such refund to the Bank if it receives notice from the Bank that the Bank is required to repay such refund. The Bank agrees that it will contest such Taxes or liabilities if the Bank determines, in its reasonable judgment, that it would not be materially disadvantaged or prejudiced as a result of such contest.

3.12  Compensation.

         Upon the request of the Bank, the Borrower shall pay to the Bank such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost, or expense (excluding loss of anticipated profits) incurred by it as a result of:

                  (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 9.2) on a date other than the last day of the Interest Period for such Loan; or

                  (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in
         Section 5 to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant notice of borrowing, prepayment, Continuation, or Conversion under this Credit Agreement.

Such indemnification may include an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the Eurodollar Rate over (b) the amount of interest (as reasonably determined by the Bank) which would have accrued to the Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. If the Bank claims compensation under this Section 3.12, it shall furnish to the Borrower a statement setting forth in reasonable detail the calculation of the amounts to be paid to it hereunder which shall be conclusive in the absence of demonstrable error. The covenants of the Borrower set forth in this Section 3.12 shall survive the repayment of the Loans, LOC Obligations and other obligations under this Credit Agreement and the termination of the Commitment hereunder.

3.13  Payments, Computations, Etc.

         Except as otherwise specifically provided herein, all payments hereunder shall be made to the Bank in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, at the Bank's office specified in Section 10.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Any payment received after such time shall be deemed to have been received on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Bank the Borrower Obligations to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Bank shall apply such payment in such manner as the Bank may determine to be appropriate). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which (unless the Base Rate is determined by reference to the Federal Funds Rate) shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

3.14  Evidence of Debt.

                  (a) The Bank shall maintain an account or accounts evidencing each Loan made by the Bank from time to time, in which such accounts shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest payable and paid or to become due and payable to the Bank hereunder and (iii) the amount of any sum received by the Bank hereunder from or for the account of the Borrower. The Bank will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

                  (b) The entries made in the accounts maintained pursuant to subsection (a) of this Section 3.14 shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Bank to maintain any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to pay the Borrower Obligations owing to the Bank.

                                    SECTION 4

                                    GUARANTY

4.1  The Guaranty.

         The Fund hereby guarantees to the Bank as hereinafter provided the prompt payment of the Borrower Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof. The Fund hereby further agrees that if any of the Borrower Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the Fund will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Borrower Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

4.2  Obligations Unconditional.

         The obligations of the Fund under Section 4.1 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of this Credit Agreement, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Borrower Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Fund hereunder shall be absolute and unconditional under any and all circumstances. The Fund agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower for amounts paid under this
Section 4 until such time as the Bank has been paid in full and the Commitment under this Credit Agreement has been terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of the Fund hereunder which shall remain absolute and unconditional as described above:

                  (a) at any time or from time to time, without notice to the Fund, the time for any performance of or compliance with any of the Borrower Obligations shall be extended, or such performance or compliance shall be waived;

                  (b) any of the acts mentioned in any of the provisions of this Credit Agreement shall be done or omitted;

                  (c) the maturity of any of the Borrower Obligations shall be accelerated, or any of the Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Credit Agreement or any other agreement or instrument referred to in this Credit Agreement shall be waived or any other guarantee of any of the Borrower Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

                  (d) any Lien granted to, or in favor of, the Bank as security for any of the Borrower Obligations shall fail to attach or be perfected; or

                  (e) any of the Borrower Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Fund) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of the Fund).

With respect to its obligations hereunder, the Fund hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Bank exhaust any right, power or remedy or proceed against any Person under this Credit Agreement or any other agreement or instrument referred to in this Credit Agreement, or against any other Person under any other guarantee of, or security for, any of the Borrower Obligations.

4.3  Reinstatement.

The obligations of the Fund under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Borrower Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Fund agrees that it will indemnify the Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4  Certain Additional Waivers.

         Without limiting the generality of the provisions of this Section 4, the Fund hereby specifically waives the benefits of N.C. Gen. Stat.ss.ss.26-7 through 26-9, inclusive, to the extent applicable. The Fund further agrees that it shall have no right of recourse to security for the Borrower Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2.
4.5  Remedies.

         The Fund agrees that, to the fullest extent permitted by law, as between the Fund, on the one hand, and the Bank, on the other hand, the Borrower Obligations may be declared to be forthwith due and payable as provided in
Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Borrower Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Borrower Obligations being deemed to have become automatically due and payable), the Borrower Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Fund for purposes of Section 4.1.

4.6  Guarantee of Payment; Continuing Guarantee.

         The guarantee in this Section 4 is a guaranty of payment and not of collection and shall continue in effect until such time as (a) all principal of and interest accrued to such date which constitute Borrower Obligations shall have been paid in full in cash, (b) all fees, expenses and other amounts then due and payable which constitute Borrower Obligations shall have been paid in cash, (c) all outstanding Letters of Credit shall have been (i) terminated, (ii) fully cash collateralized or (iii) secured by one or more letters of credit on terms and conditions, and with one or more financial institutions, reasonably satisfactory to the Bank and (d) the Commitment shall have been expired or terminated in full.

4.7  Deposit of Capital Call Notices.

         The Fund hereby agrees that each of the Capital Call Notices delivered by the Fund to the Bank pursuant to Section 5.1(b) shall be held by the Bank on deposit and shall be delivered by the Bank to the Partners only under the circumstances contemplated by, and otherwise in accordance with the terms of,
Section 9.2.

                                    SECTION 5

                                   CONDITIONS

5.1  Closing Conditions.

         The obligation of the Bank to enter into this Credit Agreement and to make the initial Loans or to issue the initial Letter(s) of Credit, whichever shall occur first, shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Bank):

                  (a)      Executed Credit Agreement.   Receipt  by the  Bank of
         duly executed copies of this Credit Agreement.
                           -------------------------

                  (b) Deposited Notices.Receipt by the Bank of an original Capital Call Notice for each Limited Partner, in each case executed by the General Partner and directing such Limited Partner to wire transfer funds to the Bank in an amount equal to such Limited Partner's pro rata share of the original Committed Amount (i.e., $7,500,000).

                  (c) Legal Opinion. Receipt of a legal opinion of Simpson Thacher & Bartlett, counsel for the Fund, in form and
                           -------------
         substance reasonably satisfactory to the Bank.

                  (d) Officer's Certificates. Receipt by the Bank of a certificate in the form of Exhibit 5.1(d) duly executed by an Executive Officer of the general partner of the General Partner as of the Closing Date

5.2  Conditions to all Extensions of Credit.

         The obligations of the Bank to make any Loan or issue or extend any Letter of Credit (including the initial Loans and the initial Letter(s) of Credit) are subject to satisfaction of the following conditions in addition to satisfaction on the Closing Date of the conditions set forth in Section 5.1:

                  (a) The Borrower shall have delivered (i) in the case of any Loan, an appropriate Notice of Borrowing and (ii) in the case of any Letter of Credit, the Bank shall have received an appropriate request for issuance in accordance with the provisions of Section 2.2(b);

                  (b) The representations and warranties set forth in Section 6 shall, subject to the limitations set forth therein, be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

                  (c) There shall not have been commenced against the Borrower or the Fund an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded;

                  (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

                  (e) Immediately after giving effect to the making of such Loan (and the application of the proceeds thereof) or to the issuance of such Letter of Credit, as the case may be, (i) the aggregate principal amount of outstanding Loans plus LOC Obligations outstanding shall not exceed the Committed Amount and (ii) the LOC Obligations shall not exceed the LOC Committed Amount.

The delivery of each Notice of Borrowing, each request for a Letter of Credit pursuant to Section 2.2(b) and each Notice of Extension/Conversion shall constitute a representation and warranty by the Borrower (with respect to itself only) and the Fund of the correctness of the matters specified in subsections
(b), (c), (d) and (e) above.

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES

6.1  Existence and Power.

                  (a) The Fund hereby represents to the Bank that each of the Fund and the General Partner is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing as a foreign limited partnership in each other jurisdiction where ownership of its properties or the conduct of its business requires it to be so other than in such jurisdictions where failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, and has all power and authority under such laws and its partnership agreement and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  (b) The Fund hereby represents to the Bank that the general partner of the General Partner (i) is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, (ii) has all corporate power pursuant to proper authorization to enable it to act as the general partner of the General Partner and to enter into this Credit Agreement on the Fund's behalf, and (iii) is duly qualified to do business and is in good standing in each other jurisdiction where it is required to be qualified in order to act as the general partner of the General Partner, other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

                  (c) The Borrower hereby represents to the Bank that the Borrower (i) is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate power pursuant to proper authorization to enter into this Credit Agreement.

6.2  Authorization.

                  (a) The Fund hereby represents to the Bank that the Fund has the partnership or other necessary power and authority, and the legal right, to enter into this Credit Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby and has by proper action duly authorized the execution and delivery of this Credit Agreement and the Deposited Notices. Without limiting the generality of the above, the Fund has by proper action duly authorized (i) the execution and delivery of one or more Capital Call Notices to each Partner in order to fund the obligations of the Fund under Section 4, (ii) the depositing of such Capital Call Notices with the Bank in the manner contemplated by Section 4.7 and (iii) the authorizing of the Bank to deliver such Capital Call Notices on behalf of the Fund in accordance with the terms of Section 9.2(c).

                  (b) The Borrower hereby represents to the Bank that the Borrower has the corporate power and authority, and the legal right, to enter into this Credit Agreement and to perform its obligations hereunder, to obtain extensions of credit hereunder and to consummate the transactions contemplated hereby and has by proper action duly authorized the execution and delivery of this Credit Agreement.

6.3  No Conflicts.

                  (a) The Fund hereby represents to the Bank that neither the execution and delivery by the Fund of this Credit Agreement nor the consummation of the transactions contemplated herein, nor performance by the Fund of and compliance with the terms and provisions hereof will
         (i) violate or conflict with any provision of the Partnership Agreement or other governance document, (ii) violate any material law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect or (iv) result in or require the creation of any Lien (other than those contemplated in or in connection with this Credit Agreement) upon or with respect to the Fund's Properties.

                  (b) The Borrower hereby represents to the Bank that neither the execution and delivery by the Borrower of this Credit Agreement nor the consummation of the transactions contemplated herein, nor performance by the Borrower of and compliance with the terms and provisions hereof will (i) violate or conflict with any provision of its articles or certificate of incorporation or bylaws or other organizational or governing documents, (ii) violate any material law, regulation, order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (iv) result in or require the creation of any Lien (other than those contemplated in or in connection with this Credit Agreement) upon or with respect to the Borrower's Properties.

6.4  Consents.

                  (a) The Fund hereby represents to the Bank that no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or other Person is required in connection with the execution, delivery or performance by the Fund of this Credit Agreement or with the execution and delivery by the General Partner on the Fund's behalf of the Deposited Notices.

                  (b) The Borrower hereby represents to the Bank that no consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or other Person is required in connection with the execution, delivery or performance by the Borrower of this Credit Agreement.

6.5  Enforceable Obligations.

                  (a) The Fund hereby represents to the Bank that this Credit Agreement has been duly executed and delivered by the Fund and constitutes legal, valid and binding obligations of the Fund, enforceable against the Fund in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in proceedings in equity or at law and by an implied covenant of good faith and fair dealing.

                  (b) The Borrower hereby represents to the Bank that this Credit Agreement has been duly executed and delivered by the Borrower and constitutes legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in proceedings in equity or at law and by an implied covenant of good faith and fair dealing.

6.6  Permitted Investment.

         The Fund hereby represents to the Bank that (a) the incurrence of the obligations of the Fund set forth in this Credit Agreement are permitted by the Partnership Agreement, and (b) the Limited Partners shall be obligated to make additional capital contributions (each in a pro rata amount in proportion to such Limited Partner's total capital commitment obligation to the Fund under the Partnership Agreement) for the purpose of providing funds to or for the account of the Fund in an aggregate amount at least equal to the Committed Amount for the purpose of providing funds to the Fund sufficient to repay in full the Borrower Obligations, if so requested by the General Partner.

6.7  Venture Capital Operating Company.

         The Fund hereby represents to the Bank that the Fund is a venture capital operating company within the meaning of the Plan Asset Regulations, or, the Fund satisfies another exception under the Plan Asset Regulations such that the assets of the Fund are not "plan assets" within the meaning and as defined in the Plan Asset Regulations.

6.8  Deposited Notices.

         The Fund hereby represents to the Bank that each Deposited Notice, when delivered by the Bank to the applicable Limited Partner in accordance with the terms of Section 9.2(c), will give rise to a legal, valid and binding obligation on the part of such Limited Partner to pay to the Bank (for the account of the Fund) such Limited Partner's pro rata share of the original Committed Amount ($7,500,000), enforceable against such Limited Partner in accordance with the terms of such Deposited Notice and the Partnership Agreement.

6.9  Limitations on Actions.

         The Fund hereby represents to the Bank that the Fund is not aware of any event or condition that could (i) have a material adverse effect on the ability of the Fund to perform its obligations under this Credit Agreement, (ii) render invalid or unenforceable any of the Deposited Notices or (iii) otherwise modify the obligations of any of the Partners and/or any Person becoming Partners subsequent to the Closing Date which arise upon the due delivery of, and as contemplated by, the Deposited Notices.

                                    SECTION 7

                              AFFIRMATIVE COVENANTS

         The Fund hereby covenants and agrees that so long as this Credit Agreement is in effect:

7.1  Outstanding Subscriptions.

         The Fund will cause the aggregate Remaining Capital Commitments of all Limited Partners to equal or exceed the sum of (i) the Committed Amount plus
(ii) all other Obligations of the Fund.

7.2  General Partner.

         The Fund will cause (i) Vestar Associates III, L.P. to be the sole general partner of the Fund at all times and (ii) Vestar Associates Corporation III to be the sole general partner of the General Partner at all times.

7.3  Plan Assets, etc.

         The Fund shall either (i) be a venture capital operating company within the meaning of the Plan Asset Regulations, or (ii) satisfy another exception under the Plan Asset Regulations such that the assets of the Fund are not "plan assets" within the meaning and as defined in the Plan Asset Regulations.

7.4  Receipt of the Funds Pursuant to the Deposited Notices.
     ------------------------------------------------------

         Immediately upon receipt by the Fund or any of its Affiliates of payment by any Limited Partner in respect of a Deposited Notice delivered by the Bank pursuant to Section 9.2(c), the Fund shall (i) notify the Bank in writing specifying the Limited Partner making such payment and the amount thereof and
(ii) forward, or cause to be forwarded, the funds representing such payment to the Parent.

                                    SECTION 8

                               NEGATIVE COVENANTS

         The Fund hereby covenants and agrees that so long as this Credit Agreement is in effect:

8.1  Limitations on Actions.

         The Fund shall not take any action that could (i) render invalid or unenforceable any of the Deposited Notices or (ii) otherwise modify the obligations of any of the Partners and/or any Person becoming Partners subsequent to the Closing Date which arise upon the due delivery of, and as contemplated by, the Deposited Notices.

                                    SECTION 9

                                EVENTS OF DEFAULT

9.1  Events of Default.

                  An Event of Default shall exist upon the occurrence and continuation of any of the following specified events (each an "Event of Default"):

                  (a)      Payment.  The Borrower shall

                           (i) default in the payment when due of any principal of any of the Loans, or

                           (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans, or of any fees or other amounts owing hereunder or in connection herewith; or

                  (b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower or the Fund herein or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

                  (c)      Covenants.
                           ---------

                           (i) The Fund shall default in the due performance or observance of any term, covenant or agreement contained in Section 7 or Section 8; or

                           (ii) The  Borrower  or the Fund shall  default in the
                  due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement and such default shall continue unremedied for a period of at least 30 days after the earlier of a responsible officer of the Borrower or the Fund becoming aware of such default or notice thereof by the Bank; or

                  (d) Guaranties. The guaranty given by the Fund hereunder or any provision thereof shall cease to be in full force and effect, or the Fund or any Person acting by or on behalf of the Fund shall deny or disaffirm the Fund's obligations under such guaranty, or the Fund shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to Section 4; or

                  (e) Bankruptcy, etc. Any Bankruptcy Event shall occur with respect to the Borrower or the Fund; or
                           ---------------

                  (f) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $20 million in the aggregate for the Fund,
         (A)(1) the Fund shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such
         Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided, however, that notwithstanding the foregoing, no Default or Event of Default shall exist under this
         Section 9.1(f) with respect to a default which is being contested in good faith by appropriate proceedings; or

                  (g) Judgments. The Fund shall fail within 30 days of the date due and payable to pay, bond or otherwise discharge any judgment, settlement or order for the payment of money (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage and has the ability to perform) which judgment, settlement or order, when aggregated with all other such judgments, settlements or orders due and unpaid at such time, exceeds $20 million, and which is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed.

9.2  Acceleration; Remedies.

         Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Bank or cured to the satisfaction of the Bank, the Bank shall by written notice to the Borrower and the Fund take any of the following actions:

                  (a) Termination  of the  Commitment.  Declare  the  Commitment
                      terminated whereupon the Commitment shall be immediately terminated.

                  (b) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower and the Fund to the Bank hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and the Fund.

                  (c) Delivery of Deposited  Notices.  After at least 2 Business
                      Days' prior written notice thereof by the Bank to
                           ------------------------------
         the Fund, deliver the Deposited Notices to the Limited Partners.

                  (d) Cash Collateral. Direct the Borrower or the Fund to pay (and the Borrower and the Fund each agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(e), they will immediately pay) to the Bank additional cash, to be held by the Bank in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

         Notwithstanding  the  foregoing,  if an Event of Default  specified  in
Section 9.1(e) shall occur, then the Commitment shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Bank hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Bank. In the event any of the Borrower Obligations are not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys' fees. The rights of the Bank under this Section
9.2 are independent and in addition to such rights as the Bank may have at law or in equity or otherwise based on the failure of the Fund to perform any covenant, agreement or undertaking made by it in this Credit Agreement.

9.3  Cash Collateral Account.

         To the extent that payments made by the Fund (including capital contributions made by the Partners) pursuant to the exercise of rights by the Bank under Section 4 and Sections 9.2(c) and (d) exceed the amounts necessary to satisfy the obligations of the Fund to make payment in full of the Borrower Obligations, such amounts shall be held by the Bank in a cash collateral account subject to the sole dominion and control of the Bank (the "Cash Collateral Account") until this Credit Agreement is terminated in accordance with the terms of Section 10.13(b). The Bank shall charge the Cash Collateral Account from time to time for the payment when due of all amounts payable by the Fund hereunder. Any balance remaining in the Cash Collateral Account at the time that this Credit Agreement is terminated in accordance with the terms of Section 10.13(b) promptly shall be turned over by the Bank to the Fund in such manner as the Fund at the time shall specify to the Bank. At the request of the Fund, amounts on deposit in the Cash Collateral Account shall be invested by the Bank in Cash Equivalents. Any income earned on such Cash Equivalents will be for the account of the Fund and shall be distributed not less than quarterly by the Bank to the Fund. To the extent that any loss is incurred in respect of such investments by the Bank on behalf of the Fund, the Fund not less than quarterly will deliver to the Bank, for deposit in the Cash Collateral Account, additional amounts sufficient to offset such losses.

9.4  Allocation of Fund Payments.

         All amounts collected or received by the Bank from the Fund or any Partner pursuant to or in connection with this Credit Agreement and the Deposited Notices shall be applied by the Bank solely to the payment of the obligations of the Fund under Section 4.1.

9.5  Receipt of Funds Pursuant to the Deposited Notices.

         The Bank agrees that, promptly after receipt by the Bank of any capital contribution by any Limited Partner pursuant to the exercise of the Bank's rights under Section 4.1 and Section 9.2(c), the Bank shall notify the Fund of the amount of such capital contribution and the identity of the Limited Partner making such capital contribution.

                                   SECTION 10

                                  MISCELLANEOUS

10.1  Notices.

         Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below, (c) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

         if to the Borrower:

                  Cluett American Corp.
                  48 W. 38th Street
                  New York, New York  10018
                  Attn:  Chief Executive Officer
                  Telephone:        (212) 984-8915
                  Telecopy:         (212) 984-8925

         with copies to:

                  Vestar Capital Partners III, L.P.
                  245 Park Avenue
                  41st Floor
                  New York, New York  10167
                  Attn:  Norman W. Alpert
                  Telephone:  (212) 351-1606
                  Telecopy:  (212) 808-4922

                  and

                  Vestar Capital Partners III, L.P.
                  245 Park Avenue
                  41st Floor
                  New York, New York  10167
                  Attn:  Brian P. Schwartz
                  Telephone:  (212) 351-1651
                  Telecopy:  (212) 808-4922

                  and

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attn:  Marissa Wesely
                  Telephone:  (212) 455-7173
                  Telecopy:  (212) 455-2502

         if to the Fund:

                  Vestar Capital Partners III, L.P.
                  245 Park Avenue
                  41st Floor
                  New York, New York  10167
                  Attn:  Norman W. Alpert
                  Telephone:  (212) 351-1606
                  Telecopy:  (212) 808-4922

                  with copies to:

                  Vestar Capital Partners III, L.P.
                  245 Park Avenue
                  41st Floor
                  New York, New York  10167
                  Attn:  Brian P. Schwartz
                  Telephone:  (212) 351-1651
                  Telecopy:  (212) 808-4922

                  and

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017
                  Attn:  Marissa Wesely
                  Telephone:  (212) 455-7173
                  Telecopy:  (212) 455-2502

         if to the Bank:

                  Bank of America, N. A.
                  Independence Center, 15th Floor
                  NC1-001-15-04
                  101 North Tryon Street
                  Charlotte, North Carolina 28255
                  Attn:  Agency Services--Ret Taylor
                  Telephone:  (704) 386-9368
                  Telecopy:    (704) 409-0012

         with a copy to:

                  Bank of America, N.A.
                  100 North Tryon Street

                  Bank of America Corporate Center, 13th Floor
                  NC1-007-13-06
                  Charlotte, North Carolina  28255
                  Attn:  Bob Klawinski
                  Telephone:  (704) 387-0467
                  Telecopy:   (704) 386-9607

10.2  Right of Set-Off; Adjustments.

         Upon the occurrence and during the continuance of any Event of Default under Section 9.1(a), the Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank (or any of its Affiliates) to or for the credit or the account of the Borrower or the Fund against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement or otherwise, irrespective of whether the Bank shall have made any demand under hereunder or thereunder and although such obligations may be unmatured. The Bank agrees promptly to notify the Borrower or the Fund, as applicable, after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 10.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank may have.

10.3  Benefit of Agreement.

         This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that (i) neither the Borrower nor the Fund may assign or transfer any of its interests and obligations without prior written consent of the Bank and (ii) the Bank may not assign or transfer any of its interests and obligations hereunder without prior written consent of the Borrower and the Fund except during the continuance of an Event of Default.

10.4  No Waiver; Remedies Cumulative.

         No failure or delay on the part of the Bank in exercising any right, power or privilege hereunder and no course of dealing between the Bank and the Borrower or the Fund shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have. No notice to or demand on the Borrower or the Fund in any case shall entitle the Borrower or the Fund to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Bank to any other or further action in any circumstances without notice or demand.

10.5  Expenses; Indemnification.

         (a) The Borrower agrees to pay on demand all costs and expenses of the Bank in connection with the preparation, execution, delivery, administration, modification, and amendment of this Credit Agreement and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Bank (including the cost of internal counsel) with respect thereto and with respect to advising the Bank as to its rights and responsibilities under this Credit Agreement. The Borrower further agrees to pay on demand all costs and expenses of the Bank (including the reasonable fees and expenses of counsel) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Credit Agreement and the other documents to be delivered hereunder.

         (b) The Borrower agrees to indemnify and hold harmless the Bank and each of its Affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees and excluding taxes) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) this Credit Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans, except to the extent such claim, damage, loss, liability, cost, or expense results from any Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.5 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower or the Fund, their respective directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto. The Borrower and the Fund each agrees not to assert any claim against the Bank, any of its Affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to this Credit Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

         (c) Without prejudice to the survival of any other agreement of the Borrower or the Fund hereunder, the agreements and obligations of the Borrower and the Fund contained in this Section 10.5 shall survive the repayment of the Loans, LOC Obligations and other obligations under this Credit Agreement and the termination of the Commitment hereunder.

10.6  Amendments, Waivers and Consents.

         Except as otherwise provided in Section 3.3(b)(ii), none of the provisions of this Credit Agreement may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and executed by the Bank, the Borrower and the Fund.

10.7  Counterparts.

         This Credit Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

10.8  Headings.

         The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

10.9  Survival.

         All indemnities set forth herein,  including,  without  limitation,  in
Section 2.2(h), 3.11, 3.12 or 10.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under this Credit Agreement and the termination of the Commitment hereunder, and all representations and warranties made by the Borrower or the Fund herein shall survive delivery of this Credit Agreement and the making of the Loans hereunder.

10.10  Governing Law; Submission to Jurisdiction; Venue.

                  (a) THIS CREDIT  AGREEMENT AND THE RIGHTS AND  OBLIGATIONS  OF
         THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Any legal action or proceeding with respect to this Credit Agreement may be brought in the courts of the State of New York in New York County, or of the United States for the Southern District of New York, and, by execution and delivery of this Credit Agreement, each of the Borrower, the Fund and the Bank hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Borrower, the Fund and the Bank further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 10.1, such service to become effective three (3) days after such mailing. Nothing herein shall affect the right of the Bank to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower or the Fund in any other jurisdiction.

                  (b) Each of the Borrower, the Fund and the Bank hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

                  (c) TO THE EXTENT PERMITTED BY LAW, EACH OF THE BANK, THE BORROWER AND THE FUND HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.11  Severability.

         If any provision of any of this Credit Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

10.12  Entirety.

         This Credit Agreement represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to this Credit Agreement or the transactions contemplated herein.

10.13  Binding Effect; Termination.

                  (a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Fund and the Bank, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Fund and the Bank and their respective successors and assigns.

                  (b) The term of this Credit Agreement shall be until all of the Borrower Obligations then outstanding have been irrevocably satisfied in full and the Commitment hereunder shall have expired or been terminated.

10.14  Limitation on Recourse to the Fund.

         The Bank agrees that its rights in respect of any claim or liability under this Credit Agreement asserted by it against the Fund shall be limited to satisfaction out of, and enforcement against, the assets of the Fund. Notwithstanding anything to the contrary contained herein or in any other document, certificate or instrument executed by the Fund pursuant hereto, the Bank acknowledges and agrees that no officer, employee, partner, servant, controlling Person, manager, agent, authorized representative or Affiliate of the Fund (collectively, the "Non-Recourse Persons") shall have any liability to the Bank (such liability, including such as may arise by operation of law, being hereby expressly waived) for the payment of any sums now or hereafter owing by the Fund under this Credit Agreement or for the performance of any of the obligations of the Fund contained herein or shall otherwise be liable or responsible with respect thereto. If any Event of Default shall occur or if any claim of the Bank against the Fund or alleged liability to the Bank of the Fund shall be asserted under this Credit Agreement, the Bank agrees that it shall not have the right to proceed directly or indirectly against the Non-Recourse Persons or against their respective properties and assets for the satisfaction of any such claim or liability or for any deficiency judgment in respect of any such claim or liability. Notwithstanding any of the foregoing, it is expressly understood and agreed, however, that nothing contained in this Section 10.14 shall in any manner or any way constitute or be deemed (i) to excuse any obligations of any Partner to make additional capital contributions to the Fund pursuant to the terms of the Partnership Agreement, (ii) to impair the enforceability of any of the rights arising from this Credit Agreement or (iii) to restrict the remedies available to the Bank to realize upon the assets of the Fund. The foregoing acknowledgments, agreements and waivers shall survive the termination of this Credit Agreement and shall be enforceable by any Non-Recourse Person.

10.15 Confidentiality.

         The Bank agrees to keep confidential any non-public information furnished or made available to it by the Borrower or the Fund pursuant to this Credit Agreement; provided that nothing herein shall prevent the Bank from disclosing such information (a) to any of its Affiliate, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority having jurisdiction over the Bank, (f) that is or becomes available to the public or that is or becomes available to the Bank other than as a result of a disclosure by the Bank prohibited by this Credit Agreement, (g) in connection with any litigation to which the Bank or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any remedy under this Credit Agreement and (i) subject to provisions substantially similar to those contained in this Section 10.15, to any actual or proposed participant or assignee.

         IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:                           Cluett American Corp.,
--------
                                            a Delaware corporation

                                            By:
                                            Name:
                                            Title:


FUND:                                       Vestar Capital Partners III, L.P.,
----
                                            a Delaware limited partnership

                                            By:    Vestar Associates III, L.P.,
                                                   its General Partner

                                            By: Vestar Associates corp.III,
                                                   its General Partner


                                            By:
                                            Name:
                                            Title:

BANK:                               BANK OF AMERICA, N. A.
----

                                            By: /s/ Robert A. Klawinski
                                            Name: Robert A. Klawinski
                                            Title:   Managing Director

                                    Exhibit A

                   [Letterhead of Vestar Associates III, L.P.]

[Name and address of partner]

Re: Vestar Capital Partners III, L.P.-- Cluett American Corp. $7.5 Million Line of Credit

Dear ___________:

         Pursuant to Section 3.1(a) of the Agreement of Limited Partnership of Vestar Capital Partners III, L.P., Vestar Associates III, L.P. (the "General Partner") is calling for payment of the Capital Contribution to be made in connection with Vestar/Cluett American Corp. Your pro rata share of the $7,500,000 Capital Contribution for your $__________ commitment is $__________. Kindly pay either by certified or cashier's check or by wire transfer of immediately available funds to the account set forth below (or to such other account as Bank of America, N.A. shall have notified you in writing) no later than the tenth (10th) business day following the date of this letter.

Via Check:                                                    or Via Bank Wire:
---------                                                     -----------------

Payable to:       Bank of America, N.A.         Payable to:Bank of America, N.A.

Send to:      Bank of America, N.A..            Bank of America, N.A.
              100 North Tryon Street            Charlotte, North Carolina
              Bank of America Corporate Center  ABA Routing No.: 053-000-196
              Charlotte, North Carolina 28255   Account No.: 1366212250600
              Attn: Robert A. Klawinski         For Credit to:Corporate Services
              Telephone: (704) 387-0467         Reference:  Vestar Capital
              Account No. 1366212250600                     Partners III, L.P.
              For Credit to: Corporate Services Amount: $______________
              Reference:  Vestar Capital
                          Partners III, L.P.
              Amount: $______________

If you have any questions, please feel free to call me at (212) 351-1651.

                            Very truly yours,

                            Vestar Associates III, L.P.,

                            General Partner of Vestar Capital Partners III, L.P.

                            By:      Vestar Associates Corporation III,
                                     its General Partner

                            By: __________________________________
                            Name: Brian P. Schwartz

                         Title: Chief Financial Officer

                                Exhibit 2.1(b)(i)

                                             FORM OF NOTICE OF BORROWING

                                     [Date]

Bank of America, N.A.
101 North Tryon Street

Independence Center, 15th Floor

NC1-001-15-04
Charlotte, North Carolina  28255
Attention:  Agency Services

Ladies and Gentlemen:

         The undersigned, Cluett American Corp. (the "Borrower"), refers to the Amended and Restated Credit Agreement dated as of February 17, 2000 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), among the Borrower, Vestar Capital Partners III, L.P. (the "Fund") and Bank of America, N. A. (the "Bank"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 2.1 of the Credit Agreement that it requests a Loan under the Credit Agreement, and in connection therewith sets forth below the terms on which such Loan is requested to be made:

(A)      Date of Borrowing (which is a Business Day)    _______________________

(B)      Principal Amount of Borrowing                  _______________________

(C)      Interest rate basis                            _______________________

(D)      Interest Period and the last day thereof       _______________________

         In accordance with the requirements of Section 5.2, (i) the Borrower (with respect to itself only) and the Fund hereby reaffirm the representations and warranties set forth in the Credit Agreement as provided in subsection (b) of such Section and (ii) the Borrower (with respect to itself only) and the Fund confirm that the matters referenced in subsections (c), (d) and (e) of such Section are true and correct.

         This Notice of Borrowing may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                                                     Cluett American Corp.

                                                     By:
                                                     Name:
                                                     Title:


Acknowledged and consented to this __ day of ________, ____:

Vestar Capital Partners III, L.P.,
a Delaware limited partnership

By:      Vestar Associates III, L.P.,
         its General Partner

         By:      Vestar Associates corporation III,
                  its General Partner

                  By:
                  Name:
                  Title:

                                   Exhibit 3.2

                     FORM OF NOTICE OF EXTENSION/CONVERSION

                                     [Date]

Bank of America, N.A.
101 North Tryon Street

Independence Center, 15th Floor

NC1-001-15-04
Charlotte, North Carolina  28255
Attention:  Agency Services

Ladies and Gentlemen:

         The undersigned, Cluett American Corp. (the "Borrower"), refers to the Amended and Restated Credit Agreement dated as of February 17, 2000 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), among the Borrower, Vestar Capital Partners III, L.P. (the "Fund") and Bank of America, N. A. (the "Bank"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests an extension or conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such extension or conversion is requested to be made:

(A)      Date of Extension or Conversion
         (which is the last day of the
         the applicable Interest Period)                _______________________

(C)      Principal Amount of Extension or Conversion    _______________________

(D)      Interest rate basis                            _______________________

(E)      Interest Period and the last day thereof       _______________________

         In accordance with the requirements of Section 5.2, (i) the Borrower (with respect to itself only) and the Fund hereby reaffirm the representations and warranties set forth in the Credit Agreement as provided in subsection (b) of such Section and (ii) the Borrower (with respect to itself only) and the Fund confirm that the matters referenced in subsections (c), (d) and (e) of such Section are true and correct.

         This Notice of Extension/Conversion may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

                                                     Cluett American Corp.

                                                     By:
                                                     Name:
                                                     Title:


Acknowledged and consented to this __ day of ________, ____:

Vestar Capital Partners III, L.P.,
a Delaware limited partnership

By:      Vestar Associates III, L.P.,
         its General Partner

         By:      Vestar Associates corporation III,
                  its General Partner

                  By:
                  Name:
                  Title:

34


                                 Exhibit 5.1(d)

                          FORM OF OFFICER'S CERTIFICATE

                                        [Attached.]